Gray	Exhibit 99
Television, Inc.
NEWS RELEASE
Gray Reports Operating Results
For the Three Months Ended March 31, 2007
Atlanta, Georgia — May 7, 2007. . . Gray Television, Inc. (“Gray” or the “Company”) (NYSE: GTN) today announced results from operations for the three months (“first quarter”) ended March 31, 2007 as compared to the three months ended March 31, 2006.
Significant items to note for the period ended March 31, 2007:
Net revenue on an “as reported” basis increased 2%, or $1.5 million, to $69.7 million reflecting the acquisition of television station WNDU in March, 2006.
On a pro forma(1) basis, after giving effect to the acquisition of television station WNDU, Gray was able to generate additional revenue to replace all but $1.1 million of the prior year’s $3.4 million of Olympic and $1.9 million of political advertising revenues.
General Comment on Expansion of Operations:
Gray has continued to grow through acquisitions of new stations and the start up of new operations. Gray’s most recent acquisition was the purchase of WNDU, South Bend, IN on March 3, 2006. This station is significant to Gray and has added to Gray’s Broadcast Cash Flow from its date of acquisition. Due to the significance of WNDU to Gray’s results of operations, Gray’s pro forma results for the three months ended March 31, 2006 have been presented to include the results of WNDU as if the station had been acquired on January 1, 2006. Gray has also continued to grow through the start up of new digital second channels in its existing television markets. The Company has increased the number of digital second channels it is operating to 39 channels as of March 31, 2007 from six channels in operation at January 1, 2006. The Company intends to launch one additional digital second channel in the second half of 2007.
Comments on Pro Forma Results of Operations for the Three Months Ended March 31, 2007:
Revenues.
On a pro forma(1) basis, after giving effect to the acquisition of television station WNDU, total net revenue for all stations decreased 2% , or $1.1 million, due primarily to the absence of Olympic broadcasts and decreased political advertising revenues in the current year.
On a pro forma(1) basis, political advertising revenues decreased to $1.1 million from $1.9 million reflecting the influence of the 2006 elections.
On a pro forma(1) basis, local advertising revenue increased 1% to $48.8 million and national advertising revenue decreased 4% to $17.1 million.
Operating expenses.
On a pro forma(1) basis, after giving effect to the acquisition of television station WNDU, total broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased approximately 3% to $48.8 million.
4370 Peachtree Road, NE * Atlanta, GA 30319
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On a pro forma(1) basis, payroll related expenses increased approximately 1% or $0.4 million. This increase was due to an increase in the number of operational digital second channels in the current period compared to the prior period. This increase was partially offset by a modest decrease in payroll related expenses for Gray’s primary channels.
On a pro forma(1) basis, non-payroll related expenses increased approximately 7% or $1.2 million. The majority of the increase was due to incremental expenses relating to an increase in the number of operational digital second channels.
Corporate and administrative expenses, before depreciation, amortization and loss on disposal of assets increased 8% to $4.1 million from $3.7 million due primarily to an incremental increase in non-cash stock based compensation expense. Gray recorded non-cash stock based compensation expense during the three months ended March 31, 2007 and 2006 of 520,000 and 198,000, respectively.
Other Financial Data on an “as reported” basis:

	March 31, 2007	December 31, 2006
	(in thousands)

Cash	$1,309	$4,741
Total debt(2)	872,686	851,654
Available credit under senior credit facility	90,500	97,000

	Three Months Ended March 31,
	2007	2006
	(in thousands)

Net cash provided by (used in) operating activities	$(1,581)	$18,893
Net cash used in investing activities	(9,781)	(93,663)
Net cash provided by financing activities	7,930	72,459
Gray repurchased 647,800 shares of its common stock for $5.5 million during the first quarter of 2007 at an average price per share of $8.49. No similar purchases were made during the first quarter of the prior year. The repurchased common stock is held in treasury.
On March 19, 2007, Gray completed the previously announced refinancing of its senior credit facility. The new senior credit facility consists of a $100 million revolving credit facility and a $925 million institutional term loan facility. The Company drew $8 million on the revolving credit facility and drew $610 million on the term loan facility to fund the payoff of all outstanding amounts under its former senior credit facility, to pay fees and expenses relating to the refinancing and for other general corporate purposes. In connection with this refinancing, Gray incurred fees of approximately $3.2 million and recorded a loss on early extinguishment of debt expense of $6.5 million. See “Subsequent Events” discussed below for information concerning the Company’s redemption of all of Gray’s outstanding 9.25% Senior Subordinated Notes due 2011 and the Company’s planned redemption of its outstanding Series C Preferred Stock during the second quarter of 2007.
Detailed table of operating results:

Gray Television, Inc. Earnings Release for the three months ended March 31, 2007	Page 2 of 7

Gray Television, Inc.
Selected As Reported and Pro Forma Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	As Reported			Pro Forma(1)
	Three Months Ended			Three Months Ended
	March 31,			March 31,
			%			%
	2007	2006	Change	2007	2006	Change

Revenues (less agency commissions)	$69,681	$68,234	2%	$69,681	$70,819	(2)%
Operating expenses:
Operating expenses before depreciation, amortization and loss on disposal of assets, net:	48,818	45,064	8%	48,818	47,201	3%
Corporate and administrative	4,061	3,743	8%	4,061	3,743	8%
Depreciation and amortization of intangible assets	9,776	8,329	17%	9,776	8,997	9%
(Gain) loss on disposals of assets, net	(3)	82	(104)%	(3)	82	(104)%

	62,652	57,218	9%	62,652	60,023	4%

Operating income	7,029	11,016	(36)%	7,029	10,796	(35)%
Other income (expense):
Miscellaneous income, net	359	346	4%	359	346	4%
Interest expense	(17,272)	(15,466)	12%	(17,272)	(15,891)	9%
Loss on early extinguishment of debt	(6,492)	(110)	5802%	(6,492)	(110)	5802%

Loss before income tax benefit	(16,376)	(4,214)	289%	(16,376)	(4,859)	237%
Income tax benefit	(5,862)	(1,660)	253%	(5,862)	(1,895)	209%

Net loss	(10,514)	(2,554)	312%	(10,514)	(2,964)	255%
Preferred dividends (includes accretion of issuance cost of $21, $22, $21, $22, respectively)	778	815	(5)%	778	815	(5)%

Net loss available to common stockholders	$(11,292)	$(3,369)	235%	$(11,292)	$(3,779)	199%

Basic and diluted per share information:
Net loss available to common stockholders	$(0.24)	$(0.07)		$(0.24)	$(0.08)

Weighted average shares outstanding	47,734	48,741	(2)%	47,734	48,741	(2)%

Political revenue (less agency commission)	$1,097	$1,776	(38)%	$1,097	$1,856	(41)%

Revenue related to Olympic broadcasts (less agency commission)	$—	$2,880		$—	$3,390
Subsequent Events:
On April 18, 2007, Gray drew $275 million on the term loan facility of its senior credit agreement to redeem all of the Company’s outstanding 9.25% Senior Subordinated Notes due 2011 (the “9.25% Notes”), pay applicable redemption premiums, pay accrued interest and pay fees and expenses related to the redemption. As a result of redeeming the 9.25% Notes, Gray will record a loss on early extinguishment of debt of approximately $16.4 million during the second quarter of 2007.
On April 22, 2007, the Company issued a notice of redemption setting May 22, 2007 as the date it will redeem all of its outstanding Series C Preferred Stock at its aggregate liquidation value of $37.9 million plus accrued and unpaid dividends through but not including, the redemption date. The Company intends to fund this redemption by drawing, subject to customary borrowing conditions, $40 million under its existing term loan facility. If the redemption of the Series C Preferred Stock is not completed as of May 31, 2007, the corresponding $40 million commitment under the term loan facility will permanently reduce.

Gray Television, Inc. Earnings Release for the three months ended March 31, 2007	Page 3 of 7

After completion of both of the redemption transactions discussed above, Gray expects the outstanding balance of its term loan to equal $925 million.
Guidance for the Second Quarter of 2007
We currently anticipate that Gray’s broadcasting results of operations for the three months ended June 30, 2007 will approximate the ranges presented in the table below.

		%		%
	2007	Change	2007	Change
	Guidance	From	Guidance	From
	Low	Actual	High	Actual	Actual
Selected operating data:	Range	2006	Range	2006	2006
	(dollars in millions)
OPERATING REVENUES:
Revenues (less agency commissions)	$80,000	(2)%	$81,500	0%	$81,391

OPERATING EXPENSES:
(before depreciation, amortization and other expenses)
Broadcast	$49,500	9%	$49,750	9%	$45,538
Corporate	$3,400	17%	$3,700	27%	$2,916

OTHER SELECTED DATA:
Broadcast political revenues (less agency commissions)	$2,000		$2,100		$4,706

Expense for non-cash contributions to 401(k) plan	$600		$625		$570

Expense for corporate non-cash stock based compensation	$300		$325		$193
Comments on Guidance:
The total revenue results anticipated for the second quarter of 2007 reflect the incremental decline in political revenues and continued softness in non-political national advertising. Local non-political advertising is currently anticipated to increase on a percentage basis in the “middle single digit” range.
The incremental costs of the digital second channels discussed above account for approximately $1.5 million of the expected increase in total broadcast operating expenses before depreciation, amortization and loss on disposal of assets.
With respect to the Company’s digital second channels for the full year of 2007, Gray currently anticipates the total operating costs, before depreciation, amortization and loss on disposal of assets, of its digital second channels will increase approximately $4.8 million to a total of $10 million. This expected increase reflects the impact of expanding digital second channel operations to a total of 40 channels by December 31, 2007 compared to operating six digital second channels at January 1, 2006.
The Company currently anticipates that the total operating costs of its primary channels for the full year of 2007 will increase less than $1.5 million over the pro forma results for the full year of 2006 and that the majority of this increase is attributable to the non-recurring expense of installing a uniform sales billing system at all of the Company’s television stations.

Gray Television, Inc. Earnings Release for the three months ended March 31, 2007	Page 4 of 7

Estimated increases in corporate expenses for the second quarter of 2007 as compared to the second quarter of 2006, primarily reflects the timing of the incurrance of various professional services between the two periods. For the full year of 2007, the Company currently anticipates that total corporate expense will be below the $15.1 million of corporate expense reported for 2006.
Changes in the classification of certain items:
The classification of certain prior year amounts in the accompanying consolidated financial statements have been changed in order to conform to the current year presentation.
Conference Call Information
Gray Television, Inc. will host a conference call to discuss its first quarter operating results on May 7, 2007. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1-800-811-0667 and the confirmation code is 3145818. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, Confirmation Code: 3145818 until June 7, 2007.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc. Earnings Release for the three months ended March 31, 2007	Page 5 of 7

Reconciliations:
Reconciliation of net loss to the Non-GAAP terms:

	As Reported		Pro Forma(1)
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Net loss	$(10,514)	$(2,554)	$(10,514)	$(2,964)
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation and amortization of intangible assets	9,776	8,329	9,776	8,997
Amortization of non-cash stock based compensation	520	198	520	198
(Gain) loss on disposals of assets, net	(3)	82	(3)	82
Miscellaneous (income) expense, net	(359)	(346)	(359)	(346)
Interest expense	17,272	15,466	17,272	15,891
Loss on early extinguishment of debt	6,492	110	6,492	110
Income tax expense (benefit)	(5,862)	(1,660)	(5,862)	(1,895)
Amortization of program broadcast rights	3,793	3,304	3,793	3,304
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	618	573	618	573
Network compensation revenue recognized	(188)	(220)	(188)	(220)
Network compensation per network affiliation agreement	78	524	78	524
Payments for program broadcast rights	(3,804)	(3,286)	(3,804)	(3,286)

Broadcast Cash Flow Less Cash Corporate Expenses	17,819	20,520	17,819	20,968
Corporate and administrative expenses excluding amortization of non-cash stock based compensation	3,541	3,545	3,541	3,545

Broadcast Cash Flow	$21,360	$24,065	$21,360	$24,513

Non-GAAP Terms
This press release includes the non-GAAP financial measure of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by the Company to approximate the amount used to calculate key financial performance covenants including, but not limited to, limitations on debt, interest coverage, and fixed charge coverage ratios as defined in the Company’s senior credit facility and/or senior subordinated note indenture. Broadcast Cash Flow is defined as operating income, plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements less payments for program broadcast obligations, less network compensation revenue and less income (loss) from discontinued operations, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses”. These non-GAAP terms are used in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income (loss) calculated in accordance with GAAP.

Notes

(1)	The pro forma presentation gives effect to the results of operations for the acquisition of television station WNDU, South Bend, IN on March 3, 2006 as if the station had been acquired on January 1, 2006.

Gray Television, Inc. Earnings Release for the three months ended March 31, 2007	Page 6 of 7

(2)	Total debt as of March 31, 2007 and December 31, 2006 does not include $621,000 and $653,000, respectively, of unamortized debt discount on Gray’s 9.25% Senior Subordinated Notes due 2011. The decrease is due to the amortization of the discount.
The Company
Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, Gray currently operates 39 digital second channels including 1 ABC, 5 Fox, 8 CW and 16 MyNetworkTV affiliates plus 7 local news/weather channels and 2 “independent” channels in certain of its existing markets. Gray intends to start an additional local news/weather channel during 2007.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
The comments on Gray’s current expectations of operating results for the second quarter of 2007 and other future events are “forward looking statements” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and uncertainties and may differ materially from the current expectations discussed in this press release. All information set forth in this release and its attachments is as of May 7, 2007. Gray does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Information about potential factors that could affect Gray’s business and financial results and cause actual results to differ materially from those in the forward-looking statements is included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Gray’s Annual Report on Form 10-K for the year ended December 31, 2006 which is on file with the SEC and available at the SEC’s website at www.sec.gov.

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